Exhibit 99.B(h)(8)(E)(i)

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

ING INVESTORS TRUST

OPERATING EXPENSE LIMITS

Name of Fund(1)	Operating Expense Limit

ING American Funds World Allocation Portfolio(2) Initial Term Expires May 1, 2010	0.79%

/s/ HE
HE

Effective Date:  September 15, 2008

(1)        This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(2)        The operating expense limits set out above apply at the Fund-of-Funds level and do not limit the fees payable by the underlying investment companies in which the Fund invests.